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Exhibit 10.41

IMMUNICON CORPORATION
3401 Masons Mill Road
Suite 100
HUNTINGDON VALLEY, PA 19006

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT is made this 10th day of January, 2000, effective between IMMUNICON CORPORATION ("Immunicon"), a Pennsylvania Corporation, and Paul A. Liberti, Ph.D., ("Consultant").

RECITALS

        WHEREAS, Immunicon desires to retain Consultant as of January 1, 2000, to advise and consult with Immunicon on the subjects described under "Duties & Field" in the attached Term Sheet (the "Field"), on the terms set forth herein and Consultant desires to act as a Consultant to Immunicon on such terms.

        Immunicon and Consultant desire to confirm, in writing, the terms and conditions of the consultancy.

        NOW, THEREFORE, the parties hereto, for the consideration set forth in the foregoing clauses and the mutual covenants and agreements herein contained agree as follows:

        1.    Engagement as Consultant; Independent Contractor.    Immunicon retains Consultant to consult with and advise Immunicon, and Consultant accepts such engagement and agrees to provide consulting services hereunder, in accordance with the terms and conditions set forth herein. Consultant shall at all times act hereunder as an independent contractor and nothing herein shall create or imply a relationship of employer-employee between Immunicon and Consultant.

        2.    Term.    The term of this Consulting Agreement (the "Term") shall commence as of January 1, 2000, (the "Effective Date") and shall continue for a period of two years, unless this agreement is sooner terminated in accordance with the provisions of Section 8 hereof and can be renegotiated for an additional term.

        3.    Duties and Responsibilities.    During the Term, Consultant agrees to consult with, advise and assist Immunicon in the Field. Consultant shall not disclose or use during the course of his duties hereunder any information that is the proprietary information of a third party.

        4.    Extent of Service.    Consultant shall devote the time, attention and energy necessary to fulfill the duties and responsibilities hereunder.

        5.    Compensation.    Immunicon will compensate consultant in accordance with the Term Sheet attached here with as Attachment A and billable monthly.

        6.    Developments.    Consultant shall disclose fully, promptly and in writing to Immunicon any and all inventions, discoveries, improvements, modifications and the like, whether patentable or not, which Consultant has conceived, made or developed, solely or jointly with others, while consultant to Immunicon and which (i) relates to the Field, or (ii) result from or are suggested by the carrying out of Consultant's duties hereunder, or from or by any information which Consultant may receive while consultant to Immunicon. "Intellectual Property" All Intellectual Property shall belong to Immunicon and consultant shall assign the entire interest in such Intellectual Property to Immunicon; and shall execute, whenever requested to do so by Immunicon, any and all patent applications, assignments or other instruments, and otherwise provide whatever assistance Immunicon shall deem necessary to apply for and obtain Letters Patents of the United States, or of any foreign country or otherwise to protect, defend or enforce Immunicon's interest in such Intellectual Property, all without expense to Consultant.

        7.    Confidential Information.    Consultant acknowledges that Immunicon owns and will continue to acquire and use commercially valuable technical and business information which is held secret and confidential by Immunicon and is vital to the success of its business and that Consultant, as a consultant to Immunicon, may become acquainted with said proprietary information of Immunicon and may contribute thereto, either through inventions, discoveries, improvements, modifications or otherwise (said information being referred to hereinafter as "Proprietary Information of Immunicon"). Consultant shall maintain in confidence and protect all said Proprietary Information of Immunicon, and, except as required by the discharge of consultant's duties as a consultant to Immunicon, shall not use, publish, or otherwise disclose or disseminate at any time any of said Proprietary Information of Immunicon, whether or not developed or contributed to by Consultant, unless such use, publication, disclosure or dissemination is made with the prior written consent of Immunicon. Nothing contained in this Consulting Agreement shall in any way restrict or impair the Consultant's right to use or disclose Proprietary Information of Immunicon which: (a) at the time of disclosure is generally available to the public or after the time of disclosure becomes generally available to the public through no act of the Consultant; (b) was in the Consultant's possession, as documented by written record, prior to the time of disclosure and was not acquired, directly or indirectly, from Immunicon; or (c) is made available to the Consultant without obligation of confidentiality by others who did not acquire such Proprietary Information of Immunicon directly or indirectly, from Immunicon.

        8.    Termination.    This Consulting Agreement is valid for the Term. During the term the agreement may be terminated at any time by mutual agreement and by Immunicon subject to six months notice. The provisions of Paragraph 6 and 7 shall survive termination of this agreement.

        9.    Contents of Agreement; Assignment.    This Consulting Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the rights and obligations of Immunicon under this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by its successors and assigns. Because the duties and responsibilities of Consultant hereunder are of a personal nature, this Consulting Agreement shall neither be assigned nor otherwise transferred by Consultant in whole or in part. This Consulting Agreement shall be amended only by written instrument duly executed by Immunicon and Consultant.

        10.    Severability.    If any term of this Consulting Agreement is held to be invalid or unenforceable for any reason, such term shall be ineffective to the extent of such invalidity or enforceability without invalidating the remaining terms hereof, and this Consulting Agreement shall be construed as if such invalid or unenforceable term had not been contained herein.

        11.    Governing Law.    This consulting agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made within and to be performed within Pennsylvania.

        12.    Notices.    All consents, waivers or other communications that are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid to Immunicon and Consultant at their respective addresses set forth below:

IMMUNICON CORPORATION		Paul A. Liberti, Ph.D.
BY	/s/ EDWARD L ERICKSON		/s/ PAUL A. LIBERTI
DATE	1/10/00	DATE	1/10/2000

ATTACHMENT A

TERM SHEET FOR CONSULTING AGREEMENT WITH DR. PAUL A. LIBERTI

        Field & Duties: Consultant will provide advice and assistance to Immunicon broadly in the field of analytical chemistry and methods and general business matters, serve as a member of the Scientific Advisory Board of Immunicon, chair the Company's Intellectual Property Committee and oversee the Company's patent estate.

        Term: The term of Consultant's engagement will be 2 years commencing 1/1/2000 and may be extended by mutual agreement.

        Compensation: Consultant will be compensated at the rate of $250/hr with a minimum retainer of $5,000 per month with a maximum amount in any month of $7,000, not including items listed below. The $7,000 per month figure may be exceeded by agreement in writing from Immunicon. Additionally, following the end of each year during which Consultant has been retained by Immunicon, Consultant's performance will be evaluated by the Compensation Committee of the Board and Consultant will be considered for cash/stock option bonus grants at the same time as members of senior management similarly evaluated. Cash bonuses, stock options and any other incentive compensation will be at the sole discretion of the Compensation Committee of the Board.

        Other Items: Consultant may attend two medical/scientific meetings in 2000 as the Company's representative at Immunicon's expense. Consultant and Immunicon will agree the specific meetings attended. Consultant will be compensated for time spent at such meeting for activities related to Immunicon's interests under the terms above (see "Compensation").

        Immunicon will cover dental and medical insurance for Consultant's through 3/31/2000 and continue dental coverage throughout the term of Consultant's engagement with Immunicon.

        Immunicon will continue medical and dental coverage for Consultant's former spouse, Rae Liberti until 3/18/2001 and will cooperate with Consultant and Rae Liberti to seek continuation of similar coverage beyond 3/18/2001. However, any premiums beyond 3/18/2001 will not be borne by Immunicon.

        Immunicon will provide a $100,000 term life insurance policy to Consultant through 12/31/2001 with beneficiaries to be selected by Consultant.

        Immunicon will cover Consultant's actual cell phone expenses during the term of his engagement up to $100 per month.

        Immunicon will maintain a CompuServe/AOL account or similar service for Consultant during his engagement up to a cost of $100 per month.

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  Exhibit 10.41